Exhibit 99.1
For information, contact: Thomas V. Cholnoky
                                          (212) 365-2292
TRANSATLANTIC RESPONDS TO VALIDUS PROPOSAL
Board Determines Validus Offer Does Not Constitute Superior Proposal
Company Reaffirms Merger with Allied World
Board Determines Validus Offer Reasonably Likely to Lead to Superior Proposal
     New York, N.Y. — July 19, 2011 — Transatlantic Holdings, Inc. (NYSE: TRH) (“Transatlantic”) today announced that its Board of Directors, after consultation with its independent financial and legal advisors, has determined that the proposal set forth in the letter received from Validus Holdings, Ltd. (NYSE: VR) (“Validus”) on July 12, 2011 to acquire all of the outstanding shares of Transatlantic common stock does not constitute a “Superior Proposal” under the merger agreement that Transatlantic entered into with Allied World Assurance Company Holdings, AG (NYSE: AWH) (“Allied World”) on June 12, 2011 (the “Allied World Merger Agreement”).
     Transatlantic remains committed to the terms of the Allied World Merger Agreement. As previously announced, Transatlantic entered into the Allied World Merger Agreement, pursuant to which Transatlantic and Allied World would combine in a merger of equals, with stockholders of Transatlantic receiving 0.88 Allied World common shares for each share of Transatlantic common stock (together with cash in lieu of any fractional shares). The Transatlantic Board reaffirms its recommendation of, and its declaration of advisability with respect to, the Allied World Merger Agreement.
     The Board has also determined that the Validus proposal is reasonably likely to lead to a Superior Proposal and that the failure to enter into discussions regarding the Validus proposal would result in a breach of its fiduciary duties under applicable law. As a result, the Board has determined to offer to engage in discussions and exchange information with Validus. While the Board has determined that the Validus proposal is reasonably likely to lead to a Superior Proposal, there can be no assurance that the Validus proposal will result in a Superior Proposal or that any transaction with Validus will result from the Validus proposal or Transatlantic’s discussions with Validus.
     Pursuant to the Validus proposal, Transatlantic stockholders would receive 1.5564 Validus voting common shares and $8.00 in cash pursuant to a one-time special dividend from Transatlantic for each share of Transatlantic common stock they own.
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     Pursuant to the Allied World Merger Agreement, prior to entering into discussions with, or providing information to Validus, Transatlantic must provide Allied World with three business days’ notice (which notice period expires at the end of the day on July 22, 2011) of its intent to furnish information to or enter into discussions with Validus. Transatlantic must also obtain from Validus an executed confidentiality agreement containing terms that are substantially similar, and not less favorable, to Transatlantic, in the aggregate, than those contained in the confidentiality agreement between Transatlantic and Allied World. Transatlantic expects to make such confidentiality agreement available to Validus subsequent to the end of the three business day notice period to Allied World.
     Goldman, Sachs & Co. and Moelis & Co. LLC are acting as financial advisors and Gibson, Dunn & Crutcher LLP is acting as legal counsel to Transatlantic.
About Transatlantic Holdings, Inc.
     Transatlantic Holdings, Inc. (TRH) is a leading international reinsurance organization headquartered in New York, with operations on six continents. Its subsidiaries, Transatlantic Reinsurance Company®, Trans Re Zurich Reinsurance Company Ltd. and Putnam Reinsurance Company, offer reinsurance capacity on both a treaty and facultative basis — structuring programs for a full range of property and casualty products, with an emphasis on specialty risks.
     Visit — www.transre.com — for additional information about TRH.
Additional Information about the Proposed Merger with Allied World and Where to Find It
     Allied World has filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 that includes a preliminary joint proxy statement of Transatlantic and Allied World that also constitutes a prospectus of Allied World in connection with a proposed merger between Transatlantic and Allied World. This communication is not a substitute for the joint proxy statement/prospectus or any other document that Transatlantic or Allied World may file with the SEC or send to their shareholders in connection with the proposed merger. Investors and security holders are urged to read the registration statement on Form S-4, including the preliminary joint proxy statement/prospectus filed and other relevant documents that will be filed with the SEC (including the definitive joint proxy statement/prospectus), as they become available because they will contain important information about the proposed merger. All documents, when filed, will be available free of charge at the SEC’s website (www.sec.gov). You may also obtain these documents by contacting Transatlantic’s Investor Relations department at Transatlantic Holdings, Inc., 80 Pine Street, New York, New York 10005, or via e-mail at investor_relations@transre.com; or by contacting Allied World’s Corporate Secretary, attn.: Wesley D. Dupont, at Allied World Assurance Company Holdings, AG, Lindenstrasse 8, 6340 Baar, Zug, Switzerland, or via e-mail at secretary@awac.com. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.
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Participants in the Solicitation
     Transatlantic, Allied World and their respective directors and executive officers may be deemed to be participants in any solicitation of proxies in connection with the proposed merger. Information about Transatlantic’s directors and executive officers is available in Transatlantic’s proxy statement dated April 8, 2011 for its 2011 Annual Meeting of Stockholders and the preliminary joint proxy statement/prospectus related to the proposed merger, which was filed by Allied World with the SEC on July 7, 2011. Information about Allied World’s directors and executive officers is available in Allied World’s proxy statement dated March 17, 2011 for its 2011 Annual Meeting of Shareholders and the preliminary joint proxy statement/prospectus related to the proposed merger, which was filed with the SEC on July 7, 2011. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, may be contained in the definitive joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the merger when they become available. Investors should read the joint proxy statement/prospectus carefully before making any voting or investment decisions.
Contacts:
Investors:
Thomas V. Cholnoky
Transatlantic Holdings, Inc.
Senior Vice President, Investor Relations
1-212-365-2292
investor_relations@transre.com
or
Donna Ackerly / 1-212-440-9837
Georgeson Inc.
transatlantic@georgeson.com
Media:
Steve Frankel/Matt Sherman
Joele Frank, Wilkinson Brimmer Katcher
1-212-355-4449
sfrankel@joelefrank.com
msherman@joelefrank.com
or
Anthony Herrling/JoAnne Barrameda
Brainerd Communicators
1-212-986-6667
Ex. 738 (Herrling)/ex. 749 (Barrameda)
herrling@braincomm.com
barrameda@braincomm.com